Addendum to the Lease Agreement Intervest Offices & Warehouses NV - Galapagos NV

Exhibit 4.55

ADDENDUM 23 TO THE LEASE AGREEMENT dated 06/30/1999 and 02/21/2001 AND ADDENDA

Termination of lease 20/F + lease of additional spaces 20/T + extension of term of all leased spaces

BETWEEN

Intervest Offices & Warehouses NV, public regulated real estate company under Belgian law, with registered office located in 2600 Berchem, Uitbreidingstraat 66, with company number 0458.623.918 (Register of Legal Entities Antwerp, Antwerp Department), duly represented in this matter by two members of the executive committee, being Joël Gorsele, CIO, and member of the executive committee and Kevin De Greef, SGC, and member of the executive committee.

Hereinafter referred to as the “Lessor”,

AND

Galapagos NV, with registered office in 2800 Mechelen, Generaal de Wittelaan L11 A3, registered in the Register of Legal Entities (RPR Antwerp, Mechelen department) under number 0466.460.429, duly represented in this matter by special attorney-in-fact Bart Filius.

Hereinafter referred to as the “Lessee”,

The Lessor and the Lessee will hereinafter jointly also be referred to as “Parties”, or each separately as “Party”.

Will first be outlined as follows:

A.	By private lease of 06/30/1999, followed by the notarial lease of 02/21/2021 (hereinafter referred to as the “Base Lease Agreement”), and Addenda 1 and 2, the Lessee took a lease from the then owner, Innotech NV in Mechelen, for 1,542 m² office space, plus 40 parking spaces, located in the Intercity Business Park in Mechelen-Noord, Generaal de Wittelaan L11 A3, lot 1, on the first floor, for a fixed term of 15 years, starting on 06/01/2000, ending on 05/31/2015.
B.	Innotech NV merged with Perifund CVA on 06/29/2001, at which time the name was also changed to Intervest Offices NV.
C.	By Agreement “Addendum 3” of 02/13/2004, the Lessee additionally leased 322 m² of office space in the same building plus 7 parking spaces, commencing on 12/01/2003, to end on 05/31/2015.
D.	By Addendum 4 of 08/01/2005, the Lessor temporarily made available to the Lessee ± 20 m² of floor space located in a larger warehouse on Generaal De Wittelaan 9 in Mechelen.
E.	By Addendum 5 of 03/23/2006, the provision under Addendum 4 was prematurely terminated and the Lessee additionally leased a warehouse of ± 100 m² in the same building on Generaal De Wittelaan L11 A3 in Mechelen, commencing on 03/01/2006, to end on 05/31/2015.
F.	By Addendum 6 of 02/06/2007, the Lessee additionally leased warehouse space of ± 213 m² in the same building, commencing on 02/01/2007, to end on 05/31/2015.
G.	By Addendum 7 of 01/31/2008, the Lessee additionally leased office space and sanitary facilities of ± 513 m², reception space of ± 116 m² and storage space of ± 27 m² in the same building, along with 24 parking spaces, commencing on 01/01/2008, to end on 05/31/2015.
H.	By Addendum 8 of 07/14/2009, the Lessee additionally leased office space with a private kitchen of ± 716 m² in the

Addendum to the Lease Agreement Intervest Offices & Warehouses NV - Galapagos NV

same building, commencing on 07/01/2009, to end on 05/31/2015.

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Addendum to the Lease Agreement Intervest Offices & Warehouses NV - Galapagos NV

I.	By Addendum 9 of 09/30/2011, the aforementioned Lease Agreements of 06/30/99 and 02/21/2001 and all the Addenda were extended by 9 years, starting from 06/01/2015 to 05/31/2024, with an additional 458 m² of office space leased on the ground floor, and the premature termination of the lease for 716 m² of office space plus kitchen.
J.	By Addendum 10 of 09/30/2011, the Lessee leased the following additional spaces in the adjacent building located in Mechelen, Generaal De Wittelaan 21: 753 m² lab space on the 2nd floor, plus ± 83 m² of the common entrance and corridors on the ground floor, plus 2 technical storage rooms of ± 60 m², and +/- 760 m² lab space on the 1st floor, and 10 parking spaces.
K.	By Addendum 11 of 05/15/2012, the lease of 30 m² storage space was terminated.
L.	By Addendum 12 of 08/08/2013, the Lessee additionally leased in the building located in Mechelen, Generaal De Wittelaan 11A: 398 m² office space, 156 m² storage space and 20 outdoor parking spaces, with effect from 09/01/2013.
M.	By Addendum 13 of 04/28/2016, the Lessee additionally leased in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² office space on the 10th floor, and 433 m² on the 9th floor, as well as 30 indoor and 10 outdoor parking spaces, with effect from 06/01/2016.
N.	By Addendum 14 of 12/12/2016, the Lessee additional leased the following in the building located in Mechelen, Schaliënhoevedreef 20T: 433 m² on the 9th floor, as well as 16 indoor and 5 outdoor parking spaces, with effect from 01/01/2017.
O.	By Addendum 15 of 07/03/2017, the Lessee additionally leased the following in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² on the 8th floor, as well as 30 indoor and 10 outdoor parking spaces with phased entrance as of 07/01/2017.
P.	By Addendum 16 of 06/06/2018, the Lessee additionally leased the following in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² on the 7th floor, as well as 12 indoor parking spaces, with effect from 07/01/2018.
Q.	By Addendum 17 of 06/20/2018 the Lessee has additionally leased the following:
a.a. in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² offices (GLA) on the 6th floor consisting of a first part of approximately 433 m² on the east side of the building and a second part of approximately 433 m² on the west side of the building.
b.in the building Intercity Business Park lot 1, located at 2800 Mechelen, Generaal de Wittelaan 11A: 845 m² offices (GLA) on the 1st floor; 21 outside parking spaces nos. 416-426 and nos. 448-457.

Furthermore, the Parties agreed in Addendum 17 to bring the end date of the leased property in the building located in Mechelen, Schaliënhoevedreef 20T forward to 12/31/2021 and to abolish the termination option for these leased properties by 05/31/2020, as well as the related penalty clauses.

R.	By Addendum 18 of 06/01/2019 the Lessee has additionally leased the following:
a.	at the office site “Intercity Business Park” located at Generaal De Wittelaan 11A in 2800 Mechelen, unit 1/L on the first floor; 23 outdoor parking spaces
b.	in the building Mechelen Campus Toren, located at Schaliënhoevedreef 20T in 2800 Mechelen, 10 underground and 30 above-ground parking spaces.
S.	By Addendum 19 of 10/17/2019, the Lessee has additionally leased the following:
a.	in the building located in Mechelen, Schaliënhoevedreef 20F: 609 m² office space GLA, being unit 0/A on the ground floor, 640 m² office space GLA, being unit 1/A on the first floor, 640 m² office space GLA, being unit 2/A on the second floor, 3 indoor parking spaces with nos. 506, 507 and 508 and 16 outdoor parking spaces with nos. 372 through 376 + 794 through 802 + 806 + 807.

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Addendum to the Lease Agreement Intervest Offices & Warehouses NV - Galapagos NV

b.	in the building located in Mechelen, Schaliënhoevedreef 20E: 9 indoor parking spaces with nos. 348 through 350 + 354 + 355 + 361 + 362 + 365 + 366 and 9 outdoor parking spaces with nos. 345 through 353.
c.	in the building located in Mechelen, Schaliënhoevedreef 20D: 9 indoor parking spaces with nos. 246 through 249 + 299 through 303.
T.	By Addendum 20 of 12/18/2019, Parties agree to exchange the outdoor parking spaces with nos. 806 and 807 (Building F) for the outdoor parking spaces with nos. 354 and 355 (Building E)
U.	By Addendum 21 of 03/09/2020, Parties agree to temporarily lease 83 extra parking spaces at the Intercity Business Park.
V.	By addendum 22 of July 28, 2020, the Lessee additionally leased in the building located in Mechelen, Schaliënhoevedreef 20F: 640 m2 office space GLA, being unit 3/A on the third floor, and 9 indoor parking spaces with nos. 406 through 413 and 9 outdoor parking spaces nos. 806, 807, 365 through 371.
W.	On June 30, 2021, the Lessee terminated the Base Lease Agreement as of December 31, 2021 regarding the following leased spaces at the office site Mechelen Campus located at Schaliënhoevedreef 20T in 2800 Mechelen:
a.	866 m2 gross leasable area (“GLA”) office space, Unit “9/A” on the ninth floor;
b.	866 m2 gross leasable area (“GLA”) office space, Unit “10A” on the tenth floor;
c.	46 indoor parking spaces and 15 outdoor parking spaces.
X.	On November 30, 2021, the Lessee requested by email to reduce the Base Lease Agreement with the following leased spaces per January 1, 2021:
a.	51 outdoor parking spaces in Intercity Business Park.
Y.	By means of this Addendum to the Base Lease Agreement (hereinafter referred to as “Addendum n° 23”) Parties agree to make a number of amendments to the Base Lease Agreement, and this to the terms and conditions as included in this Addendum n° 23.

IT IS NOW EXPRESSLY AGREED AS FOLLOWS:

Article 1: Restriction of the Scope of this Addendum n° 23

This Addendum n° 23 is an addendum to the Base Lease Agreement as amended by all previous addenda. The provisions of the Base Lease Agreement (as amended by all previous addenda) from which this Addendum n° 23 does not explicitly deviate remain fully applicable.

The defined terms and definitions of the Base Lease Agreement used in the present Addendum n° 23 shall therefore have the same meaning as in the Base Lease Agreement, unless this Addendum n° 23 expressly provides otherwise.

Article 2 - Revocation of Notice of Termination June 30, 2021

The Lessee waives its cancellation dated June 30, 2021 to prematurely terminate the Base Lease Agreement as of December 31, 2021 with regard to the following spaces:

at the office site Mechelen Campus, located at Schaliënhoevedreef 20T in 2800 Mechelen:

a.	866 m2 gross leasable area (“GLA”) office space, Unit “9” on the ninth floor (incl. share in common areas);
b.	866 m2 gross leasable area (“GLA”) office space, Unit “10” on the tenth floor (incl. share in common areas);
c.	46 indoor parking spaces and 15 outdoor parking spaces;

The office space mentioned in this article 2 is hereinafter referred to as the : Leased Property 20T/9+10”

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Addendum to the Lease Agreement Intervest Offices & Warehouses NV - Galapagos NV

Article 3 – The Leased Property

3.1 The Leased Property 20F

Parties agree that with effect from 09/30/2022 the following spaces are no longer part of the leased spaces, as determined in Article 1 of the Base Lease Agreement (as amended by Addenda 1 through 22):

o	The entire leased office space located at 2800 Mechelen, Schaliënhoevedreef 20F, more specifically concerns:
o	609m2 gross leasable area (“GLA”) office space, Unit “0/A” on the ground floor;
o	640 m2 gross leasable area (“GLA”) office space, Unit “1/A” on the first floor;
o	640 m2 gross leasable area (“GLA”) office space, Unit “2/A” on the second floor;
o	640 m2 gross leasable area (“GLA”) office space, Unit “3/A” on the third floor.

Parties agree that at the end of the lease, the Leased Property 20F will be returned to the Lessor in the condition in which it is in, and the Lessor will not charge any costs for any modifications, repairs or changes as determined in the Base Lease Agreement.

3.2 The Leased Property 20T/13

Parties agree to expand the leased spaces under Article 1 of the Base Lease Agreement with effect from 07/01/2022 with:

o	At the office site Mechelen Campus, located at Schaliënhoevedreef 20F in 2800 Mechelen:
o	878 m² gross leasable area (“GLA”) office space, Unit “13/A” on the third floor, incl. a share in common areas, as indicated on the plan in Annex 1

3.3 51 Parking Spaces Intercity Business Park

Parties agree that with effect from 04/30/2022 (24h) the following 51 outdoor parking spaces are no longer part of the leased spaces, as determined in Article 1 of the Base Lease Agreement (as amended by Addenda 1 through 22):

o	51 outdoor parking spaces as stated in Addendum 21 and as indicated on the plan in Annex 2;

Article 4 – Duration

Parties agree that the Base Lease Agreement regarding all leased spaces (with the exception of Leased Property 20F) will be extended until December 31, 2025 and this without modification of the lease conditions unless stated under this Addendum 23. The Base Lease Agreement will therefore automatically terminate on December 31, 2025, without the Lessee being required to give notice.

Parties agree that the Lessee has the option to terminate the Base Lease Agreement prematurely and this from January 1, 2025, with a notice period of six months, as a result of which the earliest possible end date would be June 30, 2025.

The continued use of the leased spaces after the expiry of the contractual period described above shall under no circumstances be regarded as a sign of acceptance of tacit renewal on the part of the Lessor.

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Addendum to the Lease Agreement Intervest Offices & Warehouses NV - Galapagos NV

Article 5 – Rent

The additional annual rent for the “Leased Property 20T/9+10” and the “Leased Property 20T/13” is fixed at:

1)	€125/m²/year for the offices (both private and common areas)

Either €326,2501/year or €81,562.50/quarter.

This rent, together with the rent payable under the Base Lease Agreement (as amended by Addendum 1 to 22), will be paid on a quarterly basis.

The rent for the “Leased Property 20T/9+10” and the “Leased Property 20T/13” is due from July 1, 2022.

For the sake of completeness, Parties report that the modalities of the lease of the parking spaces mentioned in Article 2 of this Addendum n°23 remain the same.

Article 6 – Indexation of the Rent

The annual indexation of the rent, mentioned in Article 5 of this Addendum 23 and linked to the 2013 health index, will take place on July 1st of each year (and for the first time on July 1, 2023), based on the 2022 health index.

Article 7 - Fees

The commission of the annual charges for the “Leased Property 20T/9+10” and the “Leased Property 20T/13” is, effective from 01/07/2022, is fixed at €30/m2/year.

Article 8 - Condition of the Leased Property 20T/13 at the time of transfer

Unless otherwise agreed, the Leased Property 20T/13 will be left in shell condition by the current tenant, which condition is accepted by the Lessee, who declares to have viewed the Leased Property 20T/13 and examined it in all their details.

Parties agree that in the presence of both Parties a detailed and contradictory location description of the Leased Property 20T/13, as a result of which the Parties will be definitively bound, will be drawn up no later than on the Commencement Date of this Lease Agreement. If the Lessee pursuant to Article 9.C. of this Addendum no. 23 is granted access to the Leased Property 20T/13 earlier, the effective location description will be prepared no later than on the day on which the Lessee receives access to the Leased Property 20T/13.

This incoming location description will be prepared by J+T Collin Landmeterskantoor and will be added to this Addendum 23 later as an annex. The expert’s fee will be borne by both Parties.

Article 9 - Incentives

9.A.Rent-free Period Leased Property 20/T9+10

Exceptionally, the Lessor grants a rent-free period for the Leased Property 20/T9+10 of six months, being from January 1, 2022 through June 30, 2022.

The rent-free period granted by the Lessor to the Lessee, as referred to in this article, only relates to the rent. All taxes, costs, charges, etc. will of course remain owed by the Lessee during the aforementioned rent-free period.

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Addendum to the Lease Agreement Intervest Offices & Warehouses NV - Galapagos NV

9.A.Rent-free Period Leased Property 20/F

Exceptionally, the Lessor grants a rent-free period for the Leased Property 20F of three months, being from April 1, 2022 through June 30, 2022.

The rent-free period granted by the Lessor to the Lessee, as referred to in this article, only relates to the rent. All taxes, costs, charges, etc. will of course remain owed by the Lessee during the aforementioned rent-free period.

The Lessor gives the Lessee the opportunity to leave the Leased Property 20/F and to relocate between July 1, 2022 and September 30, 2022, without additional payment of rent for this period. The Lessee will immediately inform the Lessor when it has fully left the Leased Property 20/F. The taxes, costs, charges, etc. will obviously remain owed by the Lessee during the aforementioned rent-free period up until the date on which the Lessee has fully left the Leased Property 20/F.

9.C.Early Access Leased Property 20T/13

Exceptionally, the Lessee has the right to enter the Leased Property 20T/13 prematurely from April 18, 2022, provided that the current Lessee has returned the Leased Property 20T/13 to the Lessor in a timely manner, in order to give the Lessee the opportunity to perform furnishing work on the Leased Property 20T/13 before the start of the lease agreement.

9.D.Rent Discount

Under exceptional title, the Lessor grants a total rent discount of €300,000 for the furnishing costs of the Leased Property 20/T9+10 and the Leased Property 20T/13.

This discount will be spread evenly over the period between July 1, 2022 and June 30, 2025 and will be settled proportionally with the quarterly rent invoices.

9.E.Early Termination

In the event that (part of) the Base Lease Agreement would be terminated prematurely before the end of the minimum duration (being before June 30, 2025), via e.g. in liquidation at the request of the Lessee, or would be terminated in court at the expense of the Lessee, all benefits, as determined in Article 9.A. 9.B. and 9.D., will be reimbursed by the Lessee to the Lessor, no later than within one month after the early cancellation or termination.

Article 10 – Bank Guarantee

The Lessee shall, within one month after the signing of this Addendum 23, increase the amount of the existing bank guarantee to an amount of €1 036 763,84,04, being 6 months of rent.

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Addendum to the Lease Agreement Intervest Offices & Warehouses NV - Galapagos NV

Article 11 – Registration

The Lessor will have this Addendum registered, for which the registration fees are at the Lessee's expense.

The registration duties amount to 0.20% and are calculated on the combined amount of the lease price and the joint charges for the entire duration of this Agreement. For tax purposes, these joint charges will be imposed based on this Addendum and are estimated at 10% of the additional lease. For the calculation of the additional rent owed pursuant to this Addendum no. 23 in comparison with the Base Lease Agreement as amended by all previous addenda, Parties assume pro fisco the following amounts:

object	period	Annualized amount
Leased Property 20/T9+10	01/01/2022-12/31/2025	€216,500.00, whereby the rent-free period pursuant to Article 9.A must still be settled.
Leased Property 20T/13	07/01/2023-12/31/2025	€109,750
Leased Property 20/F	01/01/2022-09/30/2022	€331.476,47, whereby the rent-free period pursuant to Artikel 9.B must still be settled.
Part of leased spaces under Base Lease Agreement as amended by all previous addenda	01/01/2022-12/31/2025	€725,978.36
Part of leased spaces under Base Lease Agreement as amended by all previous addenda	06/01/2021-12/31/2025	€951,524.96

Drawn up in Antwerp, on May 5, 2022 in three copies, whereby each of the Parties acknowledges having received its copy and whereby one copy is submitted the registration.

INTERVEST OFFICES & WAREHOUSES NV

The Lessor

[signature] Kevin De Greef SGC	[signature] Joël Gorsele CIO

GALAPAGOS NV

The Lessee

~~The Lessor~~

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Bart Filius Special Attorney-in-Fact

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Addendum to the Lease Agreement Intervest Offices & Warehouses NV - Galapagos NV

Annexes:

1)	Office plan of the Leased Property 20T/13 on the third floor
2)	Plan regarding parking spaces that are returned;

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[illegible] dreef 20T

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OUTDOOR PARKING

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